Exhibit 3.16

State of Delaware Secretary of State Division of Corporations Delivered 02:21 PM 04/23/2007 FILED 02:00 PM 04/23/2007 SRV 070465347 – 4306178 FILE

CERTIFICATE OF INCORPORATION

OF

AIRBORNE SYSTEMS NORTH AMERICA INC.

The undersigned, for the purpose of organizing a corporation (the “Corporation”) pursuant to the provisions of the General Corporation Law of the State of Delaware, does make and file this Certificate of Incorporation and does hereby certify as follows:

FIRST: Name: The name of the corporation is AIRBORNE SYSTEMS NORTH AMERICA INC.

SECOND: Registered Office: The registered office of the Corporation is to be located at 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent is The Corporation Trust Company, whose address is 1209 Orange Street, Wilmington, County of New Castle, State of Delaware 19801.

THIRD: Purposes: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock the Corporation shall have authority to issue is 3,000 shares of common stock, without par value.

FIFTH: Indemnity: The Corporation shall, to the extent authorized by the Delaware General Corporation Law of the State of Delaware, indemnify fully, or if not possible, partially, each of its directors and persons who serve at its request as directors at another organization, including partnerships, joint ventures, trusts, employee benefit plans, in which it owns shares or of which it is a creditor (hereinafter collectively “Director”), against expenses, including fees and expenses of counsel and experts selected by any such Director (hereinafter “Expenses”), and any liabilities, including amounts of judgments, ERISA excise taxes, fines, penalties and amount paid or to be paid in settlement (hereinafter “Liabilities”) imposed upon or reasonably incurred by such Director or on his behalf in connection with any threatened, pending or completed claim, action, suit or other proceeding, whether civil, criminal, administrative or investigative, whether derivative or a third-party action, whether formal or informal, including audits, the activities of, or service upon special committees of the board and other forms of alternate dispute resolution, such as arbitration proceedings (hereinafter collectively “Proceedings”), in which such Director may be involved or with which he may be threatened as a party, whether as plaintiff or defendant, or otherwise, including, but not limited to subpoenaed testimony in investigative proceedings, while in office or thereafter, by reason of the fact that he is, or was, or has agreed to become, such Director or his acts or omissions as such Director, unless, with exception of court-ordered indemnification, such Director shall be unsuccessful in defending such Proceeding and finally adjudged in any legal proceeding not to have acted in good faith and in the reasonable belief that his action was in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had not reasonable cause to believe his conduct was unlawful. Such indemnification shall not cover Liabilities towards the corporation resulting either from claims by the corporation or derivative suits and such indemnification shall not cover liabilities in connection with any matter which shall be disposed of through a compromise payment by such director or officer, pursuant to a consent decree or otherwise, unless such compromise shall be approved as in the best interest of the Corporation, after notice that it involved such indemnification, (a) by a vote of the directors in which no interested director participates, or (b) by a vote or the written approval of the holders of a majority of the outstanding stock at the time having the right to vote for directors, not counting as outstanding any stock owned by any interested director or officer. Such indemnification may include payment by the Corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under these provisions. The rights of indemnification hereby provided shall not be exclusive of or affect other rights to which any director or officer may be entitled. As used in this paragraph, the terms “director” and “officer” include their respective heirs, executors and administrators, and an “interested” director or officer is one against whom as such the proceedings in question or another proceeding on the same or similar grounds is then pending.

Indemnification of employees and other agents of the Corporation (including persons who serve at its request as employees or other agents of another organization in which it owns shares or of which it is a creditor) may be provided by the Corporation to whatever extent shall be authorized by the directors before or after the occurrence of any event as to or in consequence of which indemnification may be sought. Any indemnification to which a person is entitled under these provisions may be provided although the person to be indemnified is no longer a director, officer, employee or agent of the Corporation or of such other organization. It is the intent of these provisions to indemnify director and officers to the fullest extent not specifically prohibited by law, including indemnification against claims brought derivatively, in the name of the Corporation, and that such directors and officers need not exhaust any other remedies.

SIXTH: Meetings and Elections: Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws may provide. Subject to the provisions of any law or regulation, the books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. The election of directors need not be by written ballot unless the Bylaws so provide.

SEVENTH: Bylaws: The Board of Directors of the Corporation is authorized and empowered from time to time in its discretion to make, alter, amend or repeal Bylaws of the

Corporation, except as such power may be restricted or limited by the General Corporation Law of the State of Delaware, but the stockholders may make additional bylaws and may alter or repeal any bylaw whether adopted by them or not.

EIGHTH: Compromise or Arrangement: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the General Corporation Law of the State of Delaware, or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of the General Corporation Law of the State of Delaware, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number, representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

NINTH: Exculpation: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law: (i) for any breach of the director’s Duty of Loyalty (as herein defined) to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. For purposes of this provision, “Duty of Loyalty” means, and only means, the duty not to profit personally at the expense of the Corporation and does not include conduct, whether deemed a violation of fiduciary duty or otherwise, which does not involve personal monetary profit.

TENTH: Reservation of Amendment Power: Subject to the limitations set forth herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

ELEVENTH: Liquidation: Any vote or votes authorizing liquidation of the Corporation or proceedings for its dissolution may provide, subject to the rights of creditors and rights expressly provided for particular classes or series of stock, for the distribution pro rata among the stockholders of the Corporation of the assets of the Corporation, wholly or in part in kind, whether such assets be in cash or other property, and may authorize the board of directors of the Corporation to determine the value of the different assets of the Corporation for the purpose of such liquidation and may authorize the board of directors of the Corporation to divide such assets or any part thereof among the stockholders of the Corporation, in such manner that every stockholder will receive a proportionate amount in value (determined as aforesaid) of cash or property of the Corporation upon such liquidation or dissolution even though each stockholder may not receive a strictly proportionate part of each such asset.

TWELFTH: Purchase of Shares: The Corporation may purchase directly or indirectly its own shares to the extent the money or other property paid or the indebtedness issued therefore does not (i) render the Corporation unable to pay its debts as they become due in the usual course of business or (ii) exceed the surplus of the Corporation, as defined in the General Corporation Law of the State of Delaware. Notwithstanding the limitations contained in the preceding sentence, the Corporation may purchase any of its own shares for the following purposes, provided that the net assets of the Corporation, as defined in the General Corporation Law of the State of Delaware, are not less than the amount of money or other property paid or the indebtedness issued therefor: (i) to eliminate fractional shares; (ii) to collect or compromise indebtedness owed by or to the Corporation; (iii) to pay dissenting shareholders entitled to payment for their shares under the General Corporation Law of the State of Delaware; and (iv) to effect the purchase or redemption of redeemable shares in accordance with the General Corporation Law of the State of Delaware.

THIRTEENTH: Section 203 Opt Out

The Corporation hereby elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware as from time to time in effect or any successor provision thereto.

FOURTEENTH: The name and address of the incorporator is:

Larry G. Franceski 801 Pennsylvania Avenue, N.W. Washington, D.C. 20004

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 20th day of April, 2007.

By:

Larry G. Franceski, Incorporator

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